Exhibit 10(i)

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                              Snap-on Incorporated

                  2002 Executive Qualitative Incentive Program



                            Administrative Guidelines

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                              Snap-on Incorporated

                  2002 Executive Qualitative Incentive Program
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The Snap-on Incorporated 2002 Executive Qualitative Incentive Program
("Executive QIP") focuses Participants on operational performance and key qualitative initiatives, providing Participants with the incentive to deliver results by providing the opportunity to receive monetary payments based on achievement of qualitative objectives.

ADMINISTRATION
Executive QIP Awards are granted under the 2001 Incentive Stock and Awards Plan ("Plan"). The Executive QIP will be administered under the provisions of the Plan and as further specified under the guidelines contained in this document. All capitalized terms contained within this document shall have the definitions given in Section 14 of the Plan, with the addition of the terms defined at the end of this document.

PARTICIPATION
Participants for the Executive QIP will be named by the Committee for each Program Year. Participants for the Executive QIP will be the Chief Executive Officer and other executive officers of Snap-on Incorporated designated by the Committee as to whom the Committee determines that incentive compensation payable to the executive officer would otherwise be subject to the limitations set forth in Section 162(m) of the Code. It is the intent of the Committee that the Executive QIP Awards will not be considered performance-based compensation under Section 162(m) of the Code. Further, the Committee will determine whether an amount is payable under an Executive QIP Award without regard to whether an amount is payable to the Participant under any award to the Participant intended to constitute performance-based compensation under Section 162(m) of the Code or the amount payable under such performance-based award.

PROGRAM ELEMENTS
Executive QIP Awards will be based on operational performance and performance on key qualitative initiatives at the Company, group and/or business unit level. Operational and qualitative performance goals for each Participant will be determined based on each Participant's scope and role within the Company.

Specific objectives for each Participant will be determined by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors, and communicated to each Participant through a separate communication document.

AWARD OPPORTUNITIES
A target Executive QIP Award (expressed as a percentage of Base Salary) will be established for each Participant. The dollar value calculated as the target percentage multiplied by the Participant's Base Salary for the Program Year will be deemed the Participant's target Executive QIP Award value.

Opportunity levels will also be established for each Participant as follows:
     (1)  Threshold opportunity - 25% of the target opportunity
     (2) Target opportunity - 100% of the opportunity established at the beginning of the Program Year
     (3)  Outstanding opportunity - 200% of the target opportunity

The payout will be 0% of the target opportunity for performance below threshold.

The Committee and, in the case of the Chief Executive Officer, the Board of Directors, will approve target Executive QIP Awards for each Participant as outlined above. Each Program Year, actual Executive QIP Awards will be based on results relative to the objectives approved by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors. Actual Executive QIP Awards will be interpolated for performance between opportunity levels.

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PERFORMANCE OBJECTIVES
All operational and qualitative performance objectives for each Program Year and will be approved by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors. The objectives will be based on factors determined by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors. The Committee and, in the case of the Chief Executive Officer, the Board of Directors, will approve any changes to these objectives during the Program Year.

Three levels of performance objectives will be defined for operational performance measures:
     (1) Threshold objective - The minimum level of performance for which an Executive QIP Award will be earned will be established as the threshold objective. Achieving the threshold objective will yield the threshold opportunity level.
     (2) Target objective - The expected level of performance will be established as the target objective. Achieving the target objective will yield the target opportunity level.
     (3) Outstanding objective - An outstanding level of performance will be established as the outstanding objective. Achieving the outstanding objective will yield the outstanding opportunity level.

For operational performance objectives, Executive QIP Awards will be interpolated for performance between opportunity levels.

ADJUSTMENTS TO PERFORMANCE OBJECTIVES
Threshold, target and outstanding objectives for operational performance will be adjusted upward or downward as appropriate to eliminate the effects of acquisitions and divestitures.

CALCULATION OF AWARDS
Executive QIP Award levels will be determined by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors, based on performance relative to the operational and qualitative objectives approved by the Committee for each Participant and, in the case of the Chief Executive Officer, by the Board of Directors.

DISTRIBUTION OF AWARDS
The Executive QIP Award earned for the Program Year will be distributed by April 30 following the end of the Program Year. All Executive QIP Awards will be distributed in cash, although participants in the Snap-on Incorporated Deferred Compensation Plan who have made a timely election under that plan to defer receipt of all or a portion of their earned Executive QIP Award will have the payment of same deferred amount in accordance with their prior election.

FORFEITURE OF AWARDS
An Executive QIP Award is considered unearned until it is paid. In general, a Participant will forfeit any unearned Executive QIP Award upon termination of employment. Forfeiture will not occur as a result of death or termination due to disability or retirement (as the form of the Company's option agreement approved in 2002 defines such terms). In any such event, a Participant's Executive QIP Award will be payable based on actual performance relative to objectives over the full Program Year, pro-rated for the number of whole months of the Program Year that elapsed before the termination of the Participant's employment.

Forfeiture will occur as a result of any other termination of employment without regard to the reason unless the Committee decides otherwise in its discretion in special circumstances. Absence of a Participant on approved leave will not be considered a termination of employment during the period of such leave.

Whether or not a divestiture of a subsidiary, division or other business unit (including through the formation of a joint venture) results in termination of employment with the Company and its subsidiaries will be at the discretion of Committee, which discretion the Committee may exercise on a case by case basis.

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NEW HIRE/CHANGE OF RESPONSIBILITY/LEAVE OF ABSENCE
At their discretion, the Committee may apply the foregoing terms, including without limitation the performance objectives, to Executive QIP Awards to persons such as new employees or those undergoing a change of responsibility during a Program Year.

For new employees, target Executive QIP Award opportunity will be based on the Participant's Base Salary, pro-rated based on the number of whole months of the Program Year during which the employee was a Participant.

If a Participant is employed in multiple positions during a Program Year (i.e. change of responsibility), the Participant's Executive QIP Award will be pro-rated as of the first of the month in which the event occurs in accordance with actual time and performance results in each position.

Participants who incur a paid or unpaid leave of absence during the Program Year will not receive credit for Executive QIP Award purposes for the time representing the leave. Exceptions, if any, must be approved by the Committee.


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                         2002 Executive QIP Definitions


All capitalized terms contained within this document shall have the definitions give in Section 14 of the 2001 Incentive Stock and Awards Plan, with the addition of the following terms not contained therein:

(1) Base Salary - a Participant's regular wages earned before deferrals for the Program Year

(2)  Program Year - the fiscal year of Snap-on Incorporated.


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